EXHIBIT 99.1
                             MAURICE A. GAUTHIER
                     APPOINTED CHIEF EXECUTIVE OFFICER,
                    PRESIDENT AND CHIEF OPERATING OFFICER
                             OF VSE CORPORATION

         Donald M. Ervine Appointed Executive Chairman of the Board

       Alexandria, Virginia, April 22, 2008 - VSE Corporation (NASDAQ: VSEC) announced today that its Board of Directors has appointed Maurice A. Gauthier Chief Executive Officer, President and Chief Operating Officer of the corporation, effective April 28, 2008.

       Don Ervine, who will continue to advise the corporation as its Executive Chairman of the Board, will step down from his positions as Chief Executive Officer, President and Chief Operating Officer in connection with Mr. Gauthier's appointment.

       Mr. Ervine said, "Mr. Gauthier completed a distinguished military career of over 28 years of service, retiring in 1997 as a Navy Captain and board certified Department of Defense Major Program Manager for the Naval Sea Systems Command Foreign Military Sales (FMS) program and the San Antonio Landing Platform Dock (LPD 17) Class Shipbuilding Program. Mr. Gauthier worked for VSE from October 1997 through February 1999 as Vice President and Chief Technology Officer, and as our Director of Strategic Planning and Business Development, before joining the Nichols Research Corporation Navy Group as its President. With the acquisition of Nichols Research Corporation by Computer Sciences Corporation (CSC) in 1999, Mr. Gauthier served as Vice President of CSC's Advanced Marine Center. His most recent assignment with CSC has been Vice President and General Manager of CSC's Navy and Marine Corps Business Unit where he was responsible for the overall leadership and financial performance of a 2,500 person organization providing systems engineering, technical, information technology and telecommunications support to U.S. Navy and Marine Corps customers."

       Mr. Ervine continued, "I am very pleased with the Board's appointment of Mr. Gauthier as my successor to lead VSE's management team. He is a proven executive possessing extraordinary federal market experience with an accomplished blend of strategic, analytic, business and leadership skills. His knowledge of VSE, its leadership and its clients uniquely qualify him to take the helm at this important time in the company's history. His selection was endorsed unanimously by our Board of Directors, and we are confident he is the ideal person to sustain VSE's strong performance and to lead the company to the next level of growth and performance within our markets. I look forward to working with him in my continuing role as Executive Chairman of the Board."

       As Chief Executive Officer, President and Chief Operating Officer, Mr. Gauthier will lead and manage the operations of VSE and its subsidiaries and divisions. He will also have responsibility for all aspects of VSE's customer relations, business development, management, communications, and employee recruitment and development.

       Commenting on his appointment, Mr. Gauthier said "I am honored and excited to once again be part of the VSE team and I am delighted at the prospect of working with its highly principled leadership team and Board of Directors. In the course of my career, I have been a VSE client, a VSE vice president, and an industry partner. VSE's unsurpassed commitment to client success has been the unwavering constant in all three settings, and that commitment has drawn me back to the company. The opportunity to lead one of the most rapidly expanding service companies across such a broad array of markets is irresistible."


       "VSE's Board sought a CEO with outstanding credentials and experience in leading a company of VSE's complexity, with a track record of strong growth coupled with sustained operational excellence," said David Osnos, VSE's Lead Director and Chairman of the VSE Board's Special Committee on Selection of a New Chief Executive Officer. "Mo is well known to several members of the Board from his prior days at VSE, and he met or exceeded all of our Board's criteria. We are pleased to get him back into the company at this important time."

       Mr. Gauthier earned a Bachelor of Science degree at the U.S. Naval Academy in 1969. He received a Master of Science degree in Systems Engineering in 1976 from the U.S. Naval Postgraduate School, Monterey, CA. He is a graduate of the Defense Acquisition University's Defense Systems Management College (1988) and of the Advanced Executive Program (1993) and the International Marketing Program (1994) offered by the Kellogg Graduate School of Management at Northwestern University.

       VSE provides diversified services to the engineering, energy and environment, defense, homeland security, and law enforcement markets from locations across the United States and around the world. For the year ended December 31, 2007, VSE reported revenues of $653 million and net income of $14 million ($2.82 per diluted share). For more information on VSE business units, services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at (703) 317-5202.

       Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       VSE News Contact: C. S. Weber, (703) 329-4770

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